Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion of, our reserve report and oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2021, included in or made part of this Current Report on Form 8-K, and incorporated by reference into the Registration Statement on Form S-8 filed on December 10, 2021, of Crescent Energy Company.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm

/s/ W. Todd Brooker, P.E.
W. Todd Brooker, P.E. President

Austin, Texas

February 7, 2022